Exhibit 10.23

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I.	DIRECTOR COMPENSATION

In 2007, Austin A. Adams, Edward A. Kangas and Leo J. Pound will each receive an annual director fee of $100,000, plus reimbursement of expenses incurred in attending Board and committee meetings. In addition, Mr. Kangas will also receive an additional annual fee of $50,000 for his services as Lead Director and Mr. Pound will also receive an additional annual fee of $25,000 for his services as Chairman of the audit committee. In 2007, we will also provide health insurance coverage to Mr. Pound and his family under our health insurance plan. In addition, on February 2, 2007, Messrs. Adams, Kangas and Pound were each granted 2,772.70005 restricted shares of our Class A common stock.

II.	EXECUTIVE COMPENSATION

The compensation paid to our executive officers consists of the following elements:

•	base salary;

•	performance-based cash bonuses;

•	equity compensation;

•	severance benefits, death benefits and right to participate in a nonqualified deferred compensation plan;

•	other benefits, such as the use of an automobile and, in the case of Michael J. Barrist, the personal use of an airplane; and

•	benefits that are generally available to all full-time employees of NCO, such as participation in group medical, disability and life insurance plans and a 401(k) plan.

Each of the executive officers has an employment agreement with NCO pursuant to which such officer is paid the minimum base annual compensation set forth in the agreement subject to such increases as may be approved by NCO’s Compensation Committee. At a minimum, such base salaries are to be adjusted each year in accordance with changes in the Consumer Price Index for the Philadelphia area. Each of the executive officers’ employment agreement provide that such executive officer is also entitled to receive a cash bonus(the “Transition Bonus”) payment for certain transition services to be performed by the executive officer during the 12-month period following the acquisition of NCO Group, Inc. by Collect Holdings, Inc., an entity controlled by One Equity Partners II, L.P., a private equity firm, and its affiliates, with participation by Mr. Barrist, certain other members of executive management and other co-investors.

NCO has a management incentive program for its executive officers, which is not set forth in a written agreement. Each year the Board or the Compensation Committee sets goals, including targets for earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the executive officers as a group. The participants have the potential to earn a cash bonus up to a maximum based on a percentage of each eligible participant’s base salary, ranging from 75 percent to 100 percent depending on their position (“Bonus Percentage”), which is stipulated in each executive officer’s respective employment agreement.

In 2006, NCO adopted the Restricted Share Plan which authorizes grants of restricted shares of NCO’s Class A common stock to its officers and key employees. On November 17, 2006, NCO awarded to John R. Schwab, Stephen W. Elliott, Joshua Gindin, Steven Leckerman and Steven L. Winokur 20,740.2365, 20,740.2365, 20,740.2365, 26,461.68106 and 18,539.68091 restricted shares of Class A common stock, respectively, under this plan. In the future, the Compensation Committee, on a discretionary basis, may elect to award NCO’s executive officers restricted stock under the Restricted Share Plan, although there is no obligation for NCO to do so and NCO does not expect any such awards to be material.

Each executive officer’s employment agreement contains termination provisions that provide each respective executive officer with severance payments if their respective employment is terminated in specified circumstances. NCO has an Executive Salary Continuation Plan that provides beneficiaries of designated participants with a salary continuation benefit in the event of the participant’s death while employed by NCO. NCO provides its executive officers the use of an automobile leased by us at prices ranging from $970 to $2,500 per month or a monthly cash allowance for an equivalent amount. Mr. Barrist’s compensation also includes the use by Mr. Barrist of an aggregate of 150 hours on an airplane that is partly owned by NCO for both business and personal use, as determined by Mr. Barrist in his discretion.

The following table sets forth the current base salaries, Bonus Percentage and Transition Bonus of NCO’s CEO and each of the executive officers who were named in the 2006 Summary Compensation Table in NCO’s Registration Statement on Form S-4 filed on June 26, 2007 (the “Named Executive Officers”). The salaries set forth below reflect the CPI adjustment required under the employment agreements that were made effective as of January 1, 2007. The Transition Bonuses set forth below reflect the maximum transition bonus payable to each Named Executive Officer during 2006 and 2007 according to the payment schedule set forth in such executive officer’s employment agreement.

NAME AND POSITION	SALARY	BONUS PERCENTAGE	TRANSITION BONUS
Michael J. Barrist, President and Chief Executive Officer	$768,084	100%	$3,400,000
John R. Schwab, Executive Vice President, Chief Financial Officer and Treasurer	$337,675	75%	$415,000

Stephen W. Elliott, Executive Vice President, Information Technology and Chief Information Officer	$375,806	75%	$640,000
Joshua Gindin, Esq., Executive Vice President and General Counsel	$375,806	75%	$515,000
Steven Leckerman, Executive Vice President and Chief Operating Officer – Global Services	$623,400	100%	$1,450,000
Steven L. Winokur, Executive Vice President and Chief Administrative Officer	$431,808	100%	$1,030,000